Exhibit 99.1

FOR IMMEDIATE RELEASE

January 7, 2011

Contact: Curtis T. Evatt

Executive Vice President and Chief Financial Officer

(864) 882-2765

Oconee Federal Financial Corp.

Announces Completion Date for Stock Offering

Seneca, South Carolina, January 7, 2011 – Oconee Federal Financial Corp., the proposed holding company for Oconee Federal Savings and Loan Association, announced today that it expects to close its stock offering on Thursday, January 13, 2011. The stock offering is a part of Oconee Federal Savings and Loan Association’s reorganization into the mutual holding company structure.

Shares of Oconee Federal Financial Corp. are expected to begin trading on Friday, January 14, 2011, on The Nasdaq Capital Market under the symbol “OFED.” The stock offering will close at the adjusted maximum of the offering range. Oconee Federal Financial Corp. will sell 2,094,840 shares of common stock at $10.00 per share in its subscription offering and community offering, including 248,842 shares to be sold to its employee stock ownership plan.

The members of Oconee Federal Savings and Loan Association approved the mutual holding company reorganization and offering at a special meeting on January 6, 2011.

T. Rhett Evatt, Oconee Federal Savings and Loan Association’s President and Chief Executive Officer, stated “Our Board of Directors and the officers and employees of Oconee Federal Savings and Loan Association are grateful for the overwhelming support for the offering, and pledge our best efforts towards attaining our association’s strategic goals, while delivering value to our new stockholders. Mr. Evatt added, “This was a team effort, and each of our customers, employees and directors shares in this success. This transaction enhances our ability to do what we do best – serve the families of our local communities.”

The stock offering was oversubscribed, and eligible account holders, supplemental eligible account holders and depositor members will have valid orders filled in their entirety, subject to the purchase limitations stated in the offering prospectus. Accepted non-member subscriptions will be filled such that each subscriber may receive 1,000 shares, with remaining shares allocated on an equal number of shares per order basis. Preference among non-member subscribers will be given to residents of Oconee and Pickens Counties, South Carolina.

Beginning January 10, 2011, investors can confirm their allocations of shares by calling the Stock Information Center at (864) 885-2261. Stock certificates and subscription refunds will be processed promptly after the close of the transaction.

The subscription and community offerings were managed by Mutual Securities, Inc. Luse Gorman Pomerenk & Schick, P.C. acted as legal counsel to Oconee Federal Financial Corp. and Oconee Federal Savings and Loan Association in the reorganization and stock offering. Nelson Mullins Riley & Scarborough LLP acted as legal counsel to Mutual Securities, Inc.

Oconee Federal Savings and Loan Association, a federally chartered, FDIC-insured savings and loan association, was chartered in 1924. The Association is headquartered in Seneca, South Carolina and provides financial services to individuals, families and businesses through its four banking offices and its executive offices located in Oconee County, South Carolina.

This news release contains certain forward-looking statements about the stock offering of Oconee Federal Financial Corp. These include statements regarding the anticipated completion date of the stock issuance, the trading market for the shares of common stock and the processing of subscription refunds.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions. Forward-looking statements are subject to significant risks, assumptions and uncertainties, that could cause actual results to differ materially from expected results, including adverse economic conditions, changes in the financial industry and securities, credit and real estate markets include changes in general economic conditions, and legislative and regulatory changes.